Exhibit 99.1
www.nortel.com

FOR IMMEDIATE RELEASE	August 1, 2007

For more information:

Media
Jay Barta	Mohammed Nakhooda
(972) 685-2381	(647) 292-7180
jbarta@nortel.com	mohammna@nortel.com
Nortel Announces Departure of Dion Joannou
TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] today announced the departure of Dion Joannou, President North America, effective August 31, 2007. Joannou leaves Nortel to pursue other personal interests.
During Joannou’s tenure in his current role, he built a world-class leadership team that will continue to drive the momentum of Nortel’s North American business. Details surrounding Joannou’s successor are being finalized and will be announced at a later date.
“Throughout his 12 years at Nortel, Dion made many significant contributions in driving business momentum and played a critical role in developing Nortel’s Enterprise business,” commented Nortel president and CEO Mike Zafirovski. “We are sorry to see him go, and wish him much success in all his future endeavors. He has built a very talented team of executives who will continue to advance our business goals and deliver unparalleled service to our North American customers in the months and years ahead.”
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different from those contemplated in forward-looking statements. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.